                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                             St. Paul Bancorp, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (4) Date filed:

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

                        [LOGO]    ST. PAUL BANCORP INC.
                                  6700 West North Avenue
                                  Chicago, Illinois 60707
                                  (773) 622-5000

                                                                  April 15, 1999

Dear Fellow Shareholder:

     You are cordially invited to attend the annual meeting of shareholders (the "Annual Meeting") of St. Paul Bancorp, Inc. (the "Company") to be held on Wednesday, May 26, 1999 at 10:00 a.m. at the Drury Lane Oakbrook, 100 Drury Lane, Oakbrook Terrace, Illinois 60181.

     The Annual Meeting has been called for the following purposes: (1) to elect each of three directors for a three-year term; (2) to consider a stockholder proposal, if properly brought before the Annual Meeting; and (3) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ELECTION OF NOMINEES JOHN W. CROGHAN, KENNETH J. JAMES AND ANTHONY R. PASQUINELLI, AS DIRECTORS. THIS YEAR YOU ARE ALSO BEING ASKED TO CONSIDER A STOCKHOLDER PROPOSAL. THE BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL COULD SERIOUSLY PREJUDICE YOUR FINANCIAL INTERESTS AND WILL NOT ENHANCE SHAREHOLDER VALUE. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS UNANIMOUSLY THAT YOU VOTE "AGAINST" THE STOCKHOLDER PROPOSAL.

     The accompanying proxy statement provides detailed information concerning the matters to be voted on at the Annual Meeting. Also enclosed is our annual report to shareholders, which reviews results for the 1998 fiscal year. Please give these documents your careful attention.

     It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are requested to sign, date and mail the enclosed proxy card in the enclosed postage-paid envelope. We sincerely appreciate your prompt cooperation.

     On behalf of the Board of Directors, thank you for your continued interest and support.

                                          Sincerely yours,

                                          /s/ Joseph C. Scully

                                          Joseph C. Scully
                                          Chairman of the Board and
                                            Chief Executive Officer

                         [LOGO]   ST. PAUL BANCORP INC.
                                  6700 West North Avenue
                                  Chicago, Illinois 60707
                                  (773) 622-5000

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON WEDNESDAY, MAY 26, 1999
                            ------------------------

     NOTICE IS HEREBY GIVEN that the 1999 annual meeting of shareholders (the "Annual Meeting") of St. Paul Bancorp, Inc. (the "Company") will be held on Wednesday, May 26, 1999 at 10:00 a.m. at the Drury Lane Oakbrook, 100 Drury Lane, Oakbrook Terrace, Illinois 60181 for the following purposes:

     (1) To elect each of three directors for a three-year term (Proposal 1);

     (2) To consider a stockholder proposal, if properly brought before the Annual Meeting (Proposal 2); and

     (3) To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     Pursuant to the Company's Bylaws, the Board of Directors has fixed the close of business on April 6, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only holders of common stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

     The Board of Directors may in its discretion adjourn the Annual Meeting in order to permit further solicitation of proxies by the Company.

                                          By Order of the Board of Directors,

                                          /s/ Clifford M. Sladnick

                                          Clifford M. Sladnick
                                          Senior Vice President,
                                            General Counsel and Corporate
                                            Secretary

Chicago, Illinois
April 15, 1999

                                -- IMPORTANT --

     YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN, AND WE RESPECTFULLY REQUEST THAT ALL PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY USING THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. WE SINCERELY APPRECIATE YOUR PROMPT COOPERATION.

                         [ST. PAUL BANCORP LETTERHEAD]

                            ------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 26, 1999

                            ------------------------

                       VOTING AND REVOCABILITY OF PROXIES

     This proxy statement is furnished to shareholders of St. Paul Bancorp, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the 1999 annual meeting of shareholders (the "Annual Meeting") to be held on Wednesday, May 26, 1999 at 10:00 a.m. at the Drury Lane Oakbrook, 100 Drury Lane, Oakbrook Terrace, Illinois 60181, and at any adjournments thereof. This proxy statement and the accompanying proxy card are initially being mailed to shareholders on or about April 15, 1999.

     The Annual Meeting has been called for the following purposes: (1) to elect each of three directors for a three-year term; (2) to consider a stockholder proposal, if properly brought before the Annual Meeting; and (3) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     If the enclosed form of proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. IF INSTRUCTIONS ARE NOT GIVEN, PROXIES WILL BE VOTED "FOR" PROPOSAL 1 TO ELECT EACH OF THE THREE NOMINEES TO THE BOARD OF DIRECTORS AND "AGAINST" PROPOSAL 2 TO ADOPT THE STOCKHOLDER PROPOSAL. Except for procedural matters incident to the conduct of the Annual Meeting, the Company does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy card will vote the shares represented by the proxies on such matters as determined by a majority of the Board of Directors.

     The presence of a shareholder at the Annual Meeting will not automatically revoke such shareholder's proxy. Shareholders may, however, revoke a proxy at any time prior to its exercise by delivering to the Company a duly executed proxy bearing a later date, by attending the Annual Meeting and voting in person, or by filing a written notice of revocation with Clifford M. Sladnick, Senior Vice President, General Counsel and Corporate Secretary, at 6700 West North Avenue, Chicago, Illinois 60707.

     The securities which can be voted at the Annual Meeting consist of shares of Common Stock of the Company, with each share entitling its owner to one vote on all matters. The Company's governing documents do not provide for cumulative voting of shares. The close of business on April 6, 1999 has been fixed by the Board of Directors as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. The number of shares of the Company's Common Stock outstanding on April 6, 1999 was 39,894,840. There were approximately 6,401 record holders of the Company's Common Stock as of that date. The presence, in person or by proxy, of at least one-third of the total number of issued and outstanding shares of Common Stock of the Company is necessary to constitute a quorum at the Annual Meeting.

     Under Delaware corporate law and the Company's Bylaws, directors are elected by plurality of votes of shares present (in person or by proxy) and entitled to vote. The stockholder proposal, which is non-binding, requires the affirmative vote of a majority of the votes cast thereon for approval. Unless otherwise required by law or the Company's Certificate of Incorporation or Bylaws, any other matter put to a shareholder vote will be decided by the affirmative vote of a majority of the votes cast on the matter. Abstentions and broker non-votes will be treated as shares that are present, or represented, and entitled to vote for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be counted as shares present and entitled to vote, nor as votes cast, on any matter presented at the Annual Meeting. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the election of directors or the stockholder proposal.

     THE COMPANY IS REQUIRED TO FILE AN ANNUAL REPORT/FORM 10-K FOR ITS FISCAL YEAR ENDED DECEMBER 31, 1998 WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"). A COPY OF THE ANNUAL REPORT/FORM 10-K, EXCLUDING EXHIBITS, ACCOMPANIES THIS PROXY STATEMENT. THE COMPANY WILL PROVIDE COPIES OF THE EXHIBITS TO THE ANNUAL REPORT/FORM 10-K UPON WRITTEN REQUEST DIRECTED TO CLIFFORD M. SLADNICK, SENIOR VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY, ST. PAUL BANCORP, INC., 6700 WEST NORTH AVENUE, CHICAGO, ILLINOIS 60707.

                             ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

     Under the Company's Bylaws, the number of directors is set at ten. Eight of the ten directors are independent, non-employee directors. The directors are divided into three classes. The term of office of only one class of directors expires in each year, and their successors are elected for terms of three years and until their successors are elected and qualified.

     At the 1999 Annual Meeting, each of three directors will be elected for a three-year term. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as director of the persons named below as nominees. The Board of Directors believes that each of the nominees will stand for election and will serve if elected as directors. However, if any of the persons nominated by the Board of Directors fails to stand for election or will be unable to accept election (an event not now anticipated), the proxies will be voted for the election of such other person or persons as the Board of Directors may nominate.

     YOUR BOARD OF DIRECTORS RECOMMENDS UNANIMOUSLY A VOTE "FOR" ITS THREE NOMINEES FOR DIRECTOR.

INFORMATION AS TO NOMINEES AND CONTINUING DIRECTORS

     The following table sets forth the names of the Board of Directors' three nominees for election as directors and those directors who will continue to serve as such after the 1999 Annual Meeting. Also set forth is certain other information, some of which has been obtained from the Company's records and some of which has been supplied by the nominees and continuing directors, with respect to each such person's age at April 15, 1999, the periods during which such person has served as a director of the Company and its wholly-owned subsidiary, St. Paul Federal Bank for Savings (the "Bank" or "St. Paul Federal"), and positions currently held with the Company.

                                             DIRECTOR OF THE   DIRECTOR OF
                                                 COMPANY        THE BANK           POSITIONS HELD WITH        EXPIRATION
                                       AGE        SINCE           SINCE                THE COMPANY             OF TERM
                                       ---   ---------------   -----------         -------------------        ----------
NOMINEES FOR 3-YEAR TERM:
John W. Croghan(a)(b)(c).............  68         1993            1993                  Director                 2002
Kenneth J. James(d)(e)...............  67         1987            1987                  Director                 2002
Anthony R. Pasquinelli(d)............  65         1998            1998                  Director                 2002

CONTINUING DIRECTORS:
Patrick J. Agnew(a)(d)(e)(f)(g)(h)...  56         1989            1989         President, Chief Operating        2001
                                                                                  Officer and Director
William A. Anderson(a)(b)(e)(f)......  73         1987            1985                  Director                 2001
Alan J. Fredian(c)(f)(g)(i)..........  68         1987            1977                  Director                 2001
Jean C. Murray, O.P.(g)(h)...........  71         1993            1993                  Director                 2001
Paul C. Gearen(d)....................  47         1997            1997                  Director                 2000
Joseph C. Scully(a)(d)(e)(f)(g)(h)...  58         1987            1980        Chairman of the Board, Chief       2000
                                                                             Executive Officer and Director
John J. Viera (b)(c)(f)(h)(i)........  67         1987            1978                  Director                 2000

---------------

(a) Member of the Investment Committee of the Bank.
(b) Member of the Audit and Accounting Committees of the Company and the Bank.
(c) Member of the Stock Option Committee of the Company.
(d) Member of the Loan Committee of the Bank.
(e) Member of the Loan Loss Reserve Committee of the Bank.
(f) Member of the Executive Committees of the Company and the Bank.
(g) Member of the Profit Sharing and Pension and ESOP Trust Committees of the Bank.
(h) Member of the Corporate Responsibility Committee of the Bank.
(i) Member of the Organizational Planning Committees of the Company and the Bank.

     The principal occupation of each nominee and continuing director of the Company for the past five years is set forth below.

     JOHN W. CROGHAN is President of Lincoln Partners, a division of Lincoln Capital Management Company, a Chicago-based investment management firm of which he was a founder in 1967. Mr. Croghan is a graduate of Loyola University and holds a Masters of Business Administration degree from Harvard University. He is a director of Lindsay Manufacturing Company, Republic Services, Inc. and Morgan Stanley's public closed-end funds. Mr. Croghan serves on several non-profit boards, including Northwestern University, Evanston Hospital and The Chicago Historical Society.

     KENNETH J. JAMES is Chairman of the Board of James Investment Company, real estate developers. He is a director of the Illinois Masonic Medical Center and the Robert R. McCormick unit of the Chicago Boys' and Girls' Clubs. Mr. James is also President of the Homebuilders Association of Greater Chicago. He holds an A.B. degree in economics from Stanford University and a Juris Doctor degree from Northwestern Law School. Mr. James is a member of the Illinois Bar, the Urban Land Institute and Lambda Alpha Real Estate fraternity.

     ANTHONY R. PASQUINELLI is the former Chairman of the Board of Beverly Bancorporation, Inc., which was acquired by the Company in a merger transaction on July 1, 1998. He served as Chairman of the Board of Beverly Bancorporation, Inc. from November 1995 until closing of the merger. Mr. Pasquinelli has been Executive Vice President and Secretary of Pasquinelli Construction Co., a Homewood, Illinois corporation company, since 1962.

     PATRICK J. AGNEW joined the Bank in 1979 as General Counsel. He was appointed President, Chief Operating Officer and a Director in December 1989. Prior to joining the Bank, he was a partner in the law firm of Righeimer, Martin and Cinquino. Mr. Agnew holds a Juris Doctor degree from DePaul University College of Law. He serves on the boards of directors of the Oak Park Development Corporation and the Oak Park YMCA. Mr. Agnew is a board member of the Chicagoland Association of Savings Institutions and Vice Chairman of the Illinois League of Financial Institutions. He is also a member of the President's Council of Dominican University (formerly Rosary College) and the Advisory Council of DePaul University College of Law.

     WILLIAM A. ANDERSON is a Certified Public Accountant and a retired partner of Ernst & Young LLP. While with that firm, he specialized in providing professional accounting services to financial institutions. He is Secretary and Treasurer of the Mason Foundation, Inc., a private charitable foundation, and a member of the board of trustees of the Fourth Presbyterian Church of Chicago. He is a member of the American Institute of Certified Public Accountants and the Illinois CPA Society. Mr. Anderson holds a bachelor's degree in accounting from the University of Illinois.

     ALAN J. FREDIAN is an organizational psychologist and president of Alan J. Fredian and Associates, management consultants. Dr. Fredian is a retired Professor of the Institute of Human Resources and Industrial Relations at Loyola University and has been affiliated with the University since 1967. He has authored several books and publications. He is a member of the American Psychological Association's Division of Industrial and Organizational Psychology. Dr. Fredian is a life member of the board of directors of Building Owners and Managers Institute International. He holds a doctorate degree in industrial psychology from the Illinois Institute of Technology.

     PAUL C. GEAREN is the President of Nicolson, Porter & List, Inc., a corporate real estate brokerage and management company, specializing in industrial real estate. He is a director of Motion Engineering, Inc., a software company in Santa Barbara, California that manufactures motion control boards for computerized manufacturing. Mr. Gearen is a member of the Chicago Council on Foreign Relations and has been involved in fundraising for various organizations, including Horizons for Youth, ACORN, Link Unlimited and DePorres House. Mr. Gearen holds a B.A. degree from the University of Wisconsin, Madison.

     JEAN C. MURRAY, O.P., is the retired President of Dominican University (formerly Rosary College) in River Forest, Illinois. She has been affiliated with the University since 1961, serving as a professor and an administrator in various capacities prior to her appointment as President in 1981. She is currently an Associate Professor of French and a senior advisor to the President of the University. Dr. Murray has been a member of the Sinsinawa Dominicans since 1952. She holds an undergraduate degree in French from Rosary College and a doctorate degree in French from the University of Fribourg, Switzerland. She also holds a certificate from the Institute of Educational Management at Harvard University. Dr. Murray is the Executive Director of the Dominican Higher Education Council and a trustee of North Central College in Naperville.

     JOSEPH C. SCULLY joined the Bank in 1963 as a real estate appraiser. He was appointed Assistant Vice President in 1965, Vice President in 1968, Corporate Secretary in 1971 and Senior Vice President in 1974. He was appointed President, Chief Operating Officer and elected a Director in 1980. He was appointed Chief Executive Officer in 1982. Mr. Scully held the dual roles of President and Chief Executive Officer from 1982 to 1989, when he relinquished the role of President to become Chairman and Chief Executive Officer. He holds undergraduate and graduate degrees from Loyola University. In 1981, Loyola University named him alumnus of the year. He serves as a trustee of Loyola University and chairs its investment committee. Mr. Scully serves on the board of the Austin Career Education Center Corp., the advisory board of Goodwill Industries, and the Leadership Committee of the Central Board of Neighborhood Housing Services. He also serves on the Board of Link Unlimited, a group devoted to obtaining high school scholarships for deserving youths. Mr. Scully has served as a member of the Thrift Institutions Advisory Council, a panel established by the Federal Reserve Board. He is also the past chairman of the Community Investment Corporation of Chicago, the Institute of Financial Education of the United States League, the Federal Savings and Loan Council and the Chicagoland Association of Savings Institutions.

     JOHN J. VIERA is a retired Vice President of Commonwealth Edison Company. He holds an undergraduate degree in electrical engineering from Marquette University and a graduate degree in business administration from the Illinois Institute of Technology. After joining Commonwealth Edison Company in 1957, he held several engineering and administrative positions. Mr. Viera is a member of the Economic Club of Chicago, a Northwestern Associate and a member of the advisory boards for Marquette University and the Local Initiatives Support Corporation. He is a member of the Illinois Housing Development Authority and a trustee of Roosevelt University and the Chicago Architecture Foundation. He is on the boards of Children's Memorial Hospital, Urban Gateways, Neighborhood Housing Services and Catholic Charities.

DIRECTOR COMPENSATION

     Directors of the Company are not paid for attending meetings of the Board of Directors of the Company. Each director of the Company is also a director of the Bank. Non-employee directors of the Bank are paid an annual director's fee of $24,000. Non-employee directors of the Bank also receive board and committee meeting fees of $500 per meeting ($600 for committee chairpersons), based upon attendance. Non-employee directors of the Bank also receive fees of $500 per meeting from St. Paul Financial Development Corporation, $200 per meeting from Annuity Network, Inc., and $250 per meeting from St. Paul Trust Company, each of which are wholly-owned subsidiaries of the Company, as well as $300 per meeting from SPF Insurance Agency, Inc., a wholly-owned subsidiary of the Bank. The boards of the Bank, St. Paul Financial

Development Corporation, Annuity Network, Inc. and SPF Insurance Agency, Inc. meet monthly, while the board of St. Paul Trust Company meets quarterly. Directors who are employees of the Bank do not receive any such fees.

     Under the terms of the Company's 1995 Incentive Plan and to align directors' and shareholders' interests, each non-employee director of the Company is automatically granted, on the date of each annual meeting of shareholders, a non-qualified option to purchase 2,250 shares of the Company's Common Stock at a price per share equal to the fair market value of a share of Common Stock on the date of grant.

     The Company and the Bank maintain a nonqualified retirement plan (the "Retirement Plan") for non-employee directors of the Company and Bank. Effective December 31, 1998, the Company and the Bank amended the Retirement Plan to freeze the benefit thereunder. Prior to January 1, 1999, the Retirement Plan provided that eligible directors would receive annual retirement benefits consisting of between 60% and 70% of regular annual compensation paid for services on the Board of Directors of the Bank or the Company. Benefits under the Retirement Plan became payable following the eligible director's termination of service after attainment of age 70; upon the director's total and permanent disability; after a director nominated by the Company was not reelected; or following termination of service following a change in control. Such amounts were paid monthly, for the number of months equal to the number of full months the eligible director served as a director, unless the director elected payment in a lump sum, which was the present value of such monthly payments.

     As stated above, effective December 31, 1998, the Company and Bank amended the Retirement Plan to freeze the benefit thereunder. The accrued benefit of each eligible director under the Retirement Plan as of December 31, 1998, determined by taking into account only service on the Boards of Directors on or before such date, was converted to a single sum amount using the actuarial assumptions set forth in the Bank's pension plan for employees. The single sum amount was credited to an account in the name of each eligible director. The balance in the account shall be adjusted upward and downward on a quarterly basis to reflect the investment return of the assets in which it is deemed to be invested, as selected by the eligible director from among various assumed investment alternatives established by the Board of Directors of the Bank.

     Each director has a fully vested interest in his or her account, provided, however, that to receive payment of benefits the director must agree not to become an employee of any financial institution located within 50 miles of the Bank's headquarters for a one-year period following termination of service as a director. Benefits are not paid if the director is removed from the Board of the Bank for "cause," as defined in the Retirement Plan. Payment of the balance in a director's account shall be made in a single lump sum cash payment as soon as practicable following the director's termination of service on the Boards of Directors.

     The Bank maintains a grantor "rabbi" trust, the assets of which are subject to the Bank's general creditors, for purposes of accumulating funds with which to meet its obligations under the Retirement Plan. The Bank is in the process of contributing assets to the trust in an amount sufficient to satisfy the liabilities under the Retirement Plan as of December 31, 1998. Although contributed assets may only be used to pay Retirement Plan benefits (with certain exceptions), the benefits under the Retirement Plan remain the obligation of the Bank and Company.

CORPORATE GOVERNANCE AND OTHER MATTERS

     The Boards of Directors of the Company and the Bank have established a number of committees to assist them in effectively discharging their duties.

     The Boards of Directors of the Company and the Bank have each appointed a standing audit committee. During the year ended December 31, 1998, the audit committees each conducted five meetings. Composed entirely of non-employee independent directors, the current members of the audit committees are Messrs. Anderson (chairman of both committees), Croghan and Viera. The duties of the committees include reviewing with management and the Company's independent auditors the annual financial statements, significant accounting policies, audit conclusions regarding significant accounting estimates and the independent auditors' letter to management concerning the effectiveness of financial and accounting controls. In addition, the committees review the scope of the annual independent auditors' audit and recommend to the Board of Directors the firm to be engaged as the independent auditor. The committees also oversee the Company's internal audit function and review with the Director of Internal Audit his conclusions regarding the adequacy of the organization's internal controls. The committees may also examine and consider other matters relating to the financial affairs of the Company and the Bank as they determine appropriate.

     The Boards of Directors of the Company and the Bank have each appointed a standing organizational planning committee. During the year ended December 31, 1998, the organizational planning committees each conducted six meetings. Composed entirely of non-employee independent directors, the current members of the organizational planning committees are Dr. Fredian (chairman of both committees) and Mr. Viera. The organizational planning committees function as compensation committees. The duties of such committees include making recommendations to the Boards of Directors concerning compensation of executive officers and employee benefit plans. See "Executive Compensation--Report of the Organizational Planning and Stock Option Committees on Executive Compensation."

     The Boards of Directors of the Company and the Bank have each appointed a standing executive committee. The Bylaws of the Company and the Bank give the executive committees certain powers and authority in the management of the business and affairs of the Company and the Bank when the Boards of Directors are not in session. During the year ended December 31, 1998, no executive committee meetings were conducted. The current members of the executive committees are Dr. Fredian and Messrs. Agnew, Anderson, Scully (chairman of both committees) and Viera.

     The Board of Directors of the Company has appointed a standing stock option committee. The duties of the committee include making recommendations to the Board of Directors concerning eligible persons to whom options will be granted under the Company's option plans. During the year ended December 31, 1998, the stock option committee conducted five meetings. Composed entirely of non-employee independent directors, the current members of the stock option committee are Dr. Fredian (chairman), Mr. Viera and Mr. Croghan. See "Executive Compensation--Report of the Organizational Planning and Stock Option Committees on Executive Compensation."

     The Board of Directors of the Company acts as a nominating committee for selecting nominees for election as directors and has made its nominations for the 1999 Annual Meeting. The Company's Bylaws also permit shareholders eligible to vote at the Annual Meeting to make nominations for directors, but only if such nominations are made pursuant to timely notice in writing to the Secretary of the Company. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of the Company not less than 30 days nor more than 90 days prior to the date of the meeting, provided that at least 45 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders. Public disclosure of the date of the 1999 Annual Meeting was made on April 9, 1999 by the issuance of a press release followed by a filing of a Current Report on Form 8-K under the Securities Exchange Act of 1934, as amended (the "1934 Act") with the SEC. A shareholder's notice of nomination must also set forth certain information specified in Article III, Section 13 of the Company's Bylaws concerning each person the shareholder proposes to nominate for election and the nominating shareholder. Prior to printing this proxy statement, the Company had received no such nominations.

     During 1998, the Company's Board of Directors held fourteen meetings. No incumbent director attended fewer than 75% of the aggregate of the total number of meetings of the Company's Board of Directors and the total number of meetings held by all committees of such board on which the director served.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth certain summary information concerning the compensation paid by the Company and its subsidiaries for services rendered during each of the fiscal years ended December 31, 1996, 1997 and 1998 to the Company's chief executive officer and to each of the four other most highly compensated executive officers of the Company determined as of December 31, 1998 (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                               COMPENSATION
                                                                               ------------
                                                                                  AWARDS
                                                                               ------------
                                                                                SECURITIES
                                                    ANNUAL COMPENSATION(B)      UNDERLYING      ALL OTHER
                                                   ------------------------    OPTIONS/SARS    COMPENSATION
      NAME AND PRINCIPAL POSITION          YEAR    SALARY($)    BONUS($)(A)        #(C)           ($)(D)
      ---------------------------          ----    ---------    -----------    ------------    ------------
Joseph C. Scully.......................    1998    $426,864      $155,833         25,000         $179,154
  Chairman of the Board,                   1997     410,436       358,554          1,500          166,139
  Chief Executive Officer and Director     1996     394,644       300,558         56,250          149,660
Patrick J. Agnew.......................    1998     302,868       152,113         25,000          120,817
  President, Chief                         1997     291,216       354,977          1,500          105,189
  Operating Officer and Director           1996     280,008       297,054         56,250           94,055
Robert N. Parke........................    1998     165,024        66,683         25,000           18,560
  Senior Vice President, Finance           1997     158,676       154,201          1,500            3,592
  and Chief Financial Officer              1996     152,580       126,789         18,750            2,897
Thomas J. Rinella......................    1998     173,904        62,677         25,000           19,564
  Senior Vice President,                   1997     167,220       144,117          1,500            3,616
  Community Lending                        1996     160,788       120,461         18,750            2,897
Donald G. Ross.........................    1998     162,744        60,447         25,000           18,299
  Senior Vice President,                   1997     156,480       139,207          1,500            3,545
  Community Banking                        1996     150,456       116,325         18,750            2,897

---------------
(a) Includes incentive compensation paid in July of 1996, 1997 and 1998 to the Bank's officers based on a percentage of earnings, as well as annual holiday bonuses (3% of base compensation) paid in December of each year. Incentive compensation paid in July of 1996, 1997 and 1998 was based upon the Company's earnings during the preceding twelve month period, and is included in the table based on the amount earned with respect to each year presented. Incentive compensation payments made in July 1998 only relate to the last half of 1997 and the first half of 1998. The incentive compensation program was suspended by the Board of Directors in August 1998 for the remainder of 1998 and for 1999.

(b) Certain executive officers of St. Paul Federal receive indirect compensation in the form of personal benefits; including insurance premiums, death benefits, personal tax, financial and estate planning services, club memberships, the use of automobiles and various benefits (including medical and retirement plans) generally available to employees of the Company. The amount of such indirect compensation in 1998 did not exceed, with respect to any named executive officer, the lesser of $50,000 or 10% of the total amount of annual salary and bonus paid to such officer.

(c) Represents stock options granted on June 20, 1996, June 19, 1997 and August 18, 1998 under the 1995 Incentive Plan, as amended, to purchase the stated number of shares of the Company's Common Stock at exercise prices of $12.27, $21.83 and $23.00 per share, respectively. For 1996 and 1997, the number of shares subject to stock options and the per share exercise prices have been adjusted to reflect the Company's five-for-four stock split on January 14, 1997 and three-for-two stock split on July 14, 1997. Although the 1995 Incentive Plan permits the grant of stock appreciation rights ("SARs"), no grants of SARs have been made.

(d) For 1996 and 1997, data consists of contributions to the Company's Employee Stock Ownership Plan (the "ESOP") with respect to Messrs. Parke, Rinella and Ross. For 1996 and 1997, with respect to Messrs. Scully and Agnew, data consists of ESOP contributions and deferred compensation. For 1998, Messrs. Scully's and Agnew's deferred compensation was $155,010 and $95,372, respectively, earned under their respective employment agreements. There were no ESOP contributions for any persons in 1998. The ESOP was terminated by the Company effective September 30, 1998, and no further contributions will be made to the ESOP on behalf of the named executive officers. In connection with the termination of the ESOP, the remaining unallocated shares held in the ESOP were allocated to the accounts of participants, including the named executive officers. The dollar amounts of such shares allocated to the accounts of Messrs. Scully, Agnew, Parke, Rinella and Ross were $24,144, $24,144, $18,560, $19,564, and $18,299, respectively, based on the closing price of the Company's Common Stock of $21.81 per share on September 30, 1998.

STOCK OPTION GRANTS

     The following table sets forth certain information concerning the grant of stock options under the Company's 1995 Incentive Plan, as amended, during the fiscal year ended December 31, 1998 to each of the named executive officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                           INDIVIDUAL GRANTS
                                      -----------------------------------------------------------
                                        NUMBER OF       % OF TOTAL
                                       SECURITIES      OPTIONS/SARS
                                       UNDERLYING       GRANTED TO     EXERCISE OR                    GRANT DATE
                                      OPTIONS/SARS     EMPLOYEES IN     BASE PRICE     EXPIRATION    PRESENT VALUE
               NAME                   GRANTED(#)(A)    FISCAL YEAR     ($/SHARE)(B)       DATE          ($)(C)
               ----                   -------------    ------------    ------------    ----------    -------------
Joseph C. Scully..................       25,000           2.05%           $23.00        8/18/08        $165,500
Patrick J. Agnew..................       25,000           2.05%            23.00        8/18/08         165,500
Robert N. Parke...................       25,000           2.05%            23.00        8/18/08         165,500
Thomas J. Rinella.................       25,000           2.05%            23.00        8/18/08         165,500
Donald G. Ross....................       25,000           2.05%            23.00        8/18/08         165,500

---------------
(a) All options were granted with an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. Options granted under the 1995 Incentive Plan are exercisable in respect of 50% of the number of shares on the first anniversary of the date of grant and are exercisable in respect of an additional 12.5% on each of the second, third, fourth and fifth anniversaries of the grant, provided that options are 100% exercisable for any employee who has completed five years of employment with the Company. The options also become exercisable upon any merger or consolidation in which the Company is not the surviving entity.

(b) All options were granted with an exercise price equal to the fair market value of the Company's Common Stock on the date of grant.

(c) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an employee may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an employee will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on assumptions that may vary, including assumptions about the expected term of the option (seven years), the risk-free interest rate for the expected term of the option (based upon the rate available on the date of grant on a seven-year zero-coupon U.S. Treasury Note of 5.4%), stock price volatility (based on the Company's month-end stock price history over the seven-year period prior to the date of grant), and expected future dividend yield (based upon the dividend yield at the date of grant). No adjustments were made for non-transferability and risk of forfeiture.

STOCK OPTION EXERCISES AND FISCAL YEAR-END VALUES

     With respect to the named executive officers, the following table sets forth certain information concerning the exercise of options during the fiscal year ended December 31, 1998 and the value of unexercised options held as of December 31, 1998.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                            NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                 SHARES                    UNDERLYING UNEXERCISED               IN-THE-MONEY
                                ACQUIRED                      OPTIONS/SARS AT              OPTIONS/SARS AT FISCAL
                                   ON        VALUE           FISCAL YEAR-END(#)                YEAR-END($)(A)
                                EXERCISE    REALIZED    ----------------------------    ----------------------------
            NAME                  (#)         ($)       EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
            ----                --------    --------    -----------    -------------    -----------    -------------
Joseph C. Scully............     -0-        $   0.00      311,689           750         $5,271,535        $4,040
Patrick J. Agnew............     -0-            0.00      424,189           750          7,933,780         4,040
Robert N. Parke.............     5,000       106,910      124,813           750          1,877,810         4,040
Thomas J. Rinella...........     -0-            0.00      129,813           750          1,996,132         4,040
Donald G. Ross..............     -0-            0.00      129,813           750          1,996,132         4,040

---------------
(a) Market value of underlying securities at year-end, minus the exercise price.

REPORT OF THE ORGANIZATIONAL PLANNING AND STOCK OPTION COMMITTEES ON EXECUTIVE COMPENSATION

  Overview and Philosophy

     The Organizational Planning Committee of the Company's Board of Directors is composed of two outside directors, Dr. Fredian and Mr. Viera. The Stock Option Committee of the Company's Board of Directors is composed of three outside directors, Dr. Fredian and Messrs. Croghan and Viera. The Organizational Planning Committee and the Stock Option Committee are collectively referred to as the "Committee" throughout the remainder of this proxy statement.

     The Organizational Planning Committee is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies. In addition, the Organizational Planning Committee determines annually the compensation that is paid to the Chief Executive Officer and the other executive officers of the Company, subject to Board approval. The Stock Option Committee selects, subject to Board approval, the eligible persons to whom options will be granted based on each individual's performance and responsibilities. The Stock Option Committee prescribes the terms and provisions (which need not be identical) of each option granted under the Company's option plans.

     The Committee has access to outside compensation consultants and independent national, regional and industry compensation survey information.

     The objectives of the Company's executive compensation program are to:

     - Directly tie individual executive pay to corporate performance;

     - Support the achievements of the long- and short-term strategic goals and performance objectives of the Company;

     - Provide a competitive compensation program that will attract and retain talented and qualified executives while rewarding individual achievement and contribution; and

     - Align the executives' interests with corporate success, and correspondingly, with shareholders' interests, by making a substantial portion of compensation subject to profitability.

     The Company's executive compensation program provides an overall level of potential compensation that is competitive within the thrift and banking industry. The Committee will use its discretion to set executive compensation where, in its judgment, external, internal or individual circumstances warrant it. For example, in August 1998, the Company's incentive compensation program was suspended for the remainder of 1998 and for 1999.

  The 1993 Tax Act

     The Omnibus Budget Reconciliation Act of 1993 added a provision to the Internal Revenue Code of 1986, as amended (the "Code"), which generally limits to $1.0 million the Company's allowable deduction for federal income tax purposes of certain compensation paid to executive officers, except for certain "performance-based" compensation and certain compensation related to employee benefit plans.

     The Committee has considered the implications of this law and has concluded that, since the cash compensation paid to the Company's executive officers is significantly below the $1.0 million limitation, no general policy with respect to this matter is necessary at this time. The Company, however, could be impacted by this law to the extent that option exercises by executive officers cause an individual's compensation in a particular year to exceed $1.0 million. Accordingly, the Committee has attempted to conform the terms of the 1995 Incentive Plan in order that compensation attributable to awards thereunder will not be subject to the deduction limitation.

  Executive Officer Compensation Program

     The Company's executive officer compensation program consists of base salary, annual cash incentive compensation, long-term incentive compensation in the form of stock options, deferred compensation, personal benefits such as insurance premiums, tax services, club memberships, financial and estate planning and the use of automobiles, and various benefits including medical and retirement plans generally available to employees of the Company. The executive officer compensation program is reviewed, with the assistance of an independent compensation consultant, relative to other well-managed large thrift institutions, regional thrifts and local bank competitors (the "Compensation Peer Group"). The Compensation Peer Group (which consists of 22 large national thrifts, 15 regional and local thrifts and 12 selected banks) is used to compare the Company's compensation packages to that of other companies that compete with the Bank for executives. The Committee believes that this peer group, which differs from the published NASDAQ indices utilized in the Comparative Performance Graph set forth below, is appropriate for executive compensation purposes.

     Base Salary. Executive officer base salaries are set using market data and surveys of the Compensation Peer Group. Base salaries are reviewed position by position and are generally set at levels lower than the market due to the large emphasis on incentive compensation determined by annual corporate and individual performance. Overall base salaries for the named executive officers average 27% below the combined base salaries of the Compensation Peer Group. In determining base salaries, the Committee also takes into consideration individual experience and contributions, as well as level of responsibility.

     Annual Incentive Compensation. The officer incentive compensation program is the Company's annual incentive program for corporate officers. The purpose of the incentive compensation program is to provide a direct link between executive officer compensation and corporate earnings. The Organizational Planning Committee believes that compensation tied to corporate performance strengthens management's incentive to increase the Company's profitability. Accordingly, annual incentive compensation is a significant component of the executive officers' total cash compensation. For the named executive officers, the portion of compensation attributable to the incentive program in 1998 ranged from 40% to 49% of total compensation.

     Incentive compensation for all corporate officers has generally averaged 5% of the Company's pre-tax earnings for the preceding twelve-month period, with adjustments made for certain non-recurring items. Incentive compensation can also be adjusted at the Board's discretion based upon the attainment of the Company's earnings goals. Aggregate incentive compensation of $2,969,031 was paid on July 1, 1998, and was distributed to officers based on individual performance and position within the Company.

     For the period from July 1, 1997 to June 30, 1998, the Company's pre-tax earnings increased by 6.53%, or $4.5 million, over the period from July 1, 1996 to June 30, 1997. Bonus payments made in July 1998 to all officers of the Company were approximately 15% lower than the prior year.

     On August 18, 1998, the Board of Directors of the Company suspended the incentive compensation program for the last six months of 1998 and 1999 and no further incentive compensation payments will be made for those periods. The Board intends to re-evaluate the incentive compensation program for 2000.

     Individual incentive bonus awards to the executive officers are determined, at the discretion of the Organizational Planning Committee, based on individual performance and achievement. The annual incentive bonus, when combined with base salary, resulted in average compensation payments during 1998 to the named executive officers that were 31% below the average of the Compensation Peer Group. The Organizational Planning Committee believes that the level of compensation paid to the named executive officers during 1998 was appropriate based upon the Company's financial performance.

     Stock Options. The Board of Directors of the Company believes that stock options are important to increase the incentive, and to attract and encourage the continued employment and service, of executive officers and other key officers and employees by facilitating their purchase of an equity interest in the Company. The Stock Option Committee believes that grants of stock options help to align management's interests with those of the Company's shareholders, while creating another form of performance-based compensation.

     The Company's option plans authorize the Stock Option Committee to administer the plans and grant stock options to key officers, directors and employees. Stock options are granted at the discretion of the Stock Option Committee, with grants generally made based on individual contributions and upon promotion. Stock options are granted at an option price equal to the fair market value of the Company's Common Stock on the date of grant, have ten year terms and have exercise restrictions based on length of service. The amount of stock option grants increases according to salary and position within the Company.

     In fiscal 1998, the named executive officers received stock option grants for an aggregate of 125,000 shares of Common Stock, at an exercise price of $23.00 per share. These grants represent approximately 10.23% of all stock options granted in fiscal 1998.

     Deferred Compensation Plan. A deferred compensation plan is provided to Messrs. Scully and Agnew as part of their long-term incentive compensation program. This plan, as specified in their employment agreements, requires that a specified sum be credited annually to their account. In fiscal 1998, the amounts credited (without earnings) for Messrs. Scully and Agnew were $155,010 and $95,372, respectively, representing 20% of Mr. Scully's and 15% of Mr. Agnew's annual compensation.

     Benefits. The Company provides medical, life insurance and retirement benefits to the executive officers that are generally available on the same terms to other employees of the Company. Certain executive officers receive indirect compensation in the form of personal benefits; these include insurance premiums, death benefits, personal tax services, financial planning, club memberships and the use of automobiles. For each executive officer, the amount of these perquisites, as determined in accordance with the rules of the SEC relating to executive compensation, did not exceed the lesser of either $50,000 or 10% of the total amount of salary and bonus for fiscal 1998.

  Chief Executive Officer Compensation

     At the beginning of fiscal 1998, Mr. Scully's base salary was $418,488. During the year, Mr. Scully received a base salary increase of $16,752, representing an increase of 4% effective July 1, 1998. His base salary at the end of the fiscal year was $435,240. Mr. Scully's base salary is reviewed annually by the Committee. The Committee consults with an independent compensation consultant who conducts a customized survey of the Compensation Peer Group. The survey data is used to develop trend line analysis which shows the relationship between CEO total compensation and return on assets, as well as CEO total compensation and institution asset size. As discussed above, the Company's base salaries are set at the low end of the market data range, allowing for an effective incentive compensation program. For 1998, Mr. Scully's base salary was 20% below the Compensation Peer Group.

     Mr. Scully received a bonus in fiscal 1998 of $292,570 for the period from July 1, 1997 through June 30, 1998. The bonus was the result of corporate performance for that period and was paid from a pool which has generally averaged 5% of the Company's pre-tax earnings for such period, with adjustments made for certain non-recurring items and attainment of the Company's earnings goals. The incentive compensation program was suspended by the Board of Directors in August 1998 and no further incentive compensation payments will be made for the last six months of 1998 and 1999.

     The Company's incentive program is designed to reward officers according to annual earnings. Mr. Scully's 1998 incentive bonus payment was 15% lower than the 1997 incentive bonus payment. Mr. Scully's total cash compensation paid in 1998 was 32% below the average of the Compensation Peer Group.

     The stock options for 25,000 shares granted to Mr. Scully in fiscal 1998 brought his cumulative option grants to 804,627 since the Company's formation in 1987.

                        Submitted by the Members of the
                       Organizational Planning Committee
                         and the Stock Option Committee
                           Alan J. Fredian, Chairman
                                John C. Croghan
                                 John J. Viera

COMPARATIVE PERFORMANCE GRAPH

     The following graph sets forth comparative information regarding the Company's cumulative shareholder return on its Common Stock over the last five fiscal years. The shareholder return is measured by dividing total dividends (assuming dividend reinvestment) plus share price change for a period by the share price at the beginning of the measurement period. The Company's cumulative shareholder return, based on an investment of $100 at the beginning of the five-year period beginning January 1, 1994, is compared to the cumulative total return of the NASDAQ Stock Market Index and the NASDAQ Bank Stock Index.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS

                        ST. PAUL BANCORP         NASDAQ BANK            NASDAQ
                        ----------------         -----------            ------
     '12/31/93'              100.00                100.00               100.00
     '12/31/94'               96.86                 99.64                97.75
     '12/31/95'              143.16                148.38               138.25
     '12/31/96'              167.81                195.91               170.01
     '12/31/97'              286.10                328.02               208.58
     '12/31/98'              303.26                324.90               293.21

     Employment Agreements. The Company and the Bank have entered into employment agreements with Joseph C. Scully, Chairman of the Board and Chief Executive Officer, and Patrick J. Agnew, President and Chief Operating Officer.

     The salaries for Messrs. Scully and Agnew for the twelve-month period ending June 30, 1999 are $435,240 and $308,808, respectively. Each officer receives annual salary increases as determined by the Bank's Board of Directors. Both Mr. Scully and Mr. Agnew are entitled to participate in any discretionary bonuses and retirement or other benefit plans applicable to the Company's or the Bank's executive officers. The employment agreements for Messrs. Scully and Agnew, as amended, are each for terms of three years, with each expiring on December 19, 2001. The Company and the Bank may, upon the majority affirmative vote of each of their respective Boards, by written notice to the officer, renew the employment agreements for one additional year on each anniversary date, commencing with the December 19, 1999 anniversary date, unless the officer gives contrary written notice to the other parties prior to such anniversary date. The employment agreements provide that the terms thereof are automatically terminated upon the officer attaining the age of 65.

     The employment of Messrs. Scully and Agnew may be terminated by the Boards of Directors of the Company and the Bank at any time; provided, however,that if the termination is not for cause, as defined in the agreements, each is entitled: (a) to receive a lump sum payment in an amount equal to his then-current compensation (including any bonuses paid during the then-current fiscal year and deferred compensation credited for the preceding year) calculated for a period equal to the remaining term of the agreement (provided that the aggregate amount of such payment shall not exceed three times the officer's then-current compensation) and (b) subject to certain limitations, to continue to participate in retirement and other benefit plans for the remaining term of the agreement, to be funded by an irrevocable trust established by the Company and the Bank. Such lump sum payments for termination without cause would be $2,686,878 and $2,021,868 for Messrs. Scully and Agnew, respectively, based upon current salary and deferred compensation plus the most recent incentive compensation paid to such officers, assuming a remaining term of three years. However, if the termination of employment is in connection with a "change in control," the lump sum severance payment would instead be calculated in accordance with the provisions described below.

     If any such officer terminates his employment without the consent of both Boards, then the agreements restrict the terminating officer for one year or the remaining term of the agreement plus six months, whichever is less, from being employed by a competing bank, savings bank, savings and loan association or mortgage banking company, or a holding company affiliate of any of the foregoing, having an office in Illinois within 50 miles of the Bank's home office, out of which the terminating officer would be primarily based.

     If, during the term of the employment agreements, there is a "change in control" of the Company or of the Bank, and the employment of Messrs. Scully or Agnew is terminated, voluntarily or involuntarily, within two years thereafter (except by reason of normal retirement, disability, death or for cause), each will be entitled to receive, as liquidated damages for services previously rendered, a lump sum cash payment. The payment will be in the amount of one year's then-current compensation (including deferred compensation and any bonuses paid during the past twelve months) if employment is voluntarily terminated without "good reason," defined in the agreements as, among other things, a material reduction in the officer's salary or deferred compensation, a material reduction in the officer's bonus below a certain amount, the officer's relocation of more than 50 miles or a material reduction in his position, authority, duties or responsibilities. If the officer's employment is terminated by him voluntarily with good reason or involuntarily by the Company or the Bank, such payment will be equal to the sum of (X) the amount of the officer's then-current compensation which, but for such termination, would be payable for the remaining term of the agreement, plus (Y) one year's then-current compensation; provided that the aggregate amount of such payment shall not exceed three times the officer's then-current compensation. Based upon current salary and deferred compensation plus the most recent incentive compensation paid to such officers, such payments would be $895,626 and $673,956 for Messrs. Scully and Agnew, respectively, if employment were terminated as described in the second sentence of this paragraph, and, $2,686,878 and $2,021,868, respectively, if employment were terminated as described in the third sentence of this paragraph. This payment will be in lieu of the lump sum amount payable for termination without cause. The agreements also permit Messrs. Scully and Agnew to receive a lump sum amount equal to, but in lieu of, the above payment if they elect to terminate their employment agreements while continuing to work for the Company and the Bank following a change in control. In addition, such officers would be entitled, subject to certain limitations, to continue to participate in retirement and other benefit plans to be funded by an irrevocable trust created by the Company and the Bank. The employment agreements provide that the officers shall not have the right to receive any payment or benefits under the agreement to the extent that such payment or benefit would cause any payment to be considered a "parachute payment" under Section 280G of the Code.

     A "change in control" of the Company will be deemed to have occurred if (i) any person becomes the beneficial owner of 25% or more of the Company's voting shares; (ii) any person receives certain regulatory approvals to acquire control of the Company; (iii) any person enters into a binding agreement to acquire (by means of stock purchase, tender offer or merger) beneficial ownership of 25% or more of the Company's voting shares, provided that a change in control would not be deemed to occur unless the Board of Directors makes a determination that such action constitutes a change in control, and further provided that a change in control shall no longer be deemed to have occurred upon any termination of such an agreement; (iv) any person becomes the beneficial owner of 10% to 25% of the Company's voting shares, provided that the Office of Thrift Supervision (the "OTS") has made a determination that such ownership constitutes a change in control of the Company; (v) any person (other than persons named as proxies solicited on behalf of the Company) holds irrevocable proxies for 25% or more of the Company's voting shares, provided that the Board of Directors has made a determination that such action constitutes a change in control; (vi) as the result of any tender offer, business combination or contested proxy solicitation, the persons who were directors prior to such transaction cease to constitute at least two-thirds of the Board of Directors of the Company; (vii) the Company enters into an agreement with respect to any merger other than (a) a merger which would result in the voting shares of the Company outstanding immediately prior thereto continuing to represent more than 80% of the combined voting power of the voting shares outstanding immediately after such merger or
(b) a merger effected to implement a recapitalization of the Company; or (viii) the Company enters into an agreement with respect to any merger with any other person having total consolidated assets in an amount that is at least 60% of the Company's total consolidated assets; provided that a change in control will not be deemed to have occurred under clauses (vii) or (viii) if the Board of Directors of the Company has made a determination that such action will not constitute a change in control. The Board of Directors may de-trigger any transaction or event (pursuant to which any person became the beneficial owner of up to 50% of the Company's voting shares) which terminates or ceases to exist. A "change in control" of the Bank will be deemed to have taken place if the Company's beneficial ownership of the total number of outstanding voting shares of the Bank is reduced to less than 50%.

     The employment agreements with Messrs. Scully and Agnew each provide for deferred compensation. In general, the employment agreements require St. Paul Federal to credit a specified sum annually as deferred compensation for each of these officers. The accrued payments will be paid to a named beneficiary if the officer dies prior to retirement. In case of involuntary termination before the end of the term of the agreement, the officer will receive the entire accrued amount in annual payments over a period of ten years or a lesser period at the option of the Bank. If the officer voluntarily terminates his employment, 75% of the accrued amount will be payable to the officer in five annual payments. If the officer remains in the employ of St. Paul Federal until he retires due to age, early retirement or disability and refrains from engaging in any competitive business, as described above, the accrued payments will be paid to the officer in ten annual installments or a lesser period at the option of the Bank. Each officer may elect, one year prior to the officer's retirement, to extend the period within which he or his beneficiaries will receive distribution of the accrued payments to a period not in excess of 15 years, except that at the option of the Bank it may be paid over a lesser period. Also, at the option of the Bank, distribution of the accrued payments may begin at age 70 and such payments may be made over a 15-year period. The employment agreements permit Messrs. Scully and Agnew to request that deferred compensation contributions be invested in government securities, the Common Stock of the Company or such other types of investments as requested by the officer.

     Severance Agreements. The Company and the Bank have entered into severance agreements with the Senior Vice Presidents and First Vice Presidents of the Company and the Bank, including Robert N. Parke, Thomas J. Rinella and Donald G. Ross, Senior Vice Presidents of the Company and the Bank. Under these agreements, each officer is entitled to receive a severance payment in the event his employment with the Company and the Bank is terminated, voluntarily or involuntarily (except by reason of normal retirement, disability, death or for cause), within two years of a change in control of the Company or of the Bank.

     The severance agreements provide that each officer will receive one year's then-current compensation, including any bonuses paid and any deferred compensation credited to his account during the past twelve months, if he voluntarily terminates his employment without "good reason" (defined in the agreements to include, among other things, a reduction in the officer's salary, a reduction in the officer's bonus below a certain amount, the officer's relocation of more than 50 miles, or a material reduction in the position, authority, duties or responsibilities which existed prior to the change in control). In the event the employment of any such officer is terminated by him voluntarily with good reason or involuntarily by the Company or the Bank, he will receive three times his average annual compensation for the five-year period before termination. Based upon current salaries and the most recent incentive compensation payments received, the aggregate amount of such payments under the severance agreements would be $299,491, $300,067 and $284,480 for Messrs. Parke, Rinella and Ross, respectively, if employment were terminated as described in the first sentence of this paragraph, and would be $840,681, $847,930 and $798,970 for Messrs. Parke, Rinella and Ross, respectively, if employment were terminated as described in the second sentence hereof. In addition, such employees will be entitled, subject to certain limitations, to continue to participate in retirement and other benefit plans to be funded by an irrevocable trust created by the Company and the Bank. The severance agreements provide that the officers shall not have the right to receive any payment or benefits under the agreement to the extent that such payment or benefit would cause any payment to be considered a "parachute payment" under Section 280G of the Code.

     The severance agreements are each for terms of three years, with each expiring on December 20, 2001. The Company and the Bank may, upon the majority affirmative vote of each of their respective Boards, by written notice to the officer, renew the severance agreements for one additional year on each anniversary date, commencing with the December 20, 1999 anniversary date, unless the officer gives contrary written notice to the other parties prior to such anniversary date.

     Pension Plans. The Bank maintains a qualified noncontributory pension plan (the "Plan") administered by trustees appointed by the Board of Directors of the Bank for its employees and the employees of its subsidiaries. All of the current trustees are members of the Bank's Board of Directors. The Plan covers those employees who have reached 21 and who have completed at least 1,000 hours of employment in a 12-month period. Contributions are determined in accordance with actuarial principles, subject to the approval of the Board of Directors. Accrued benefits of eligible employees become vested after five years of service.

     Prior to January 1, 1999, the Plan calculated benefits using the final average pay formula. Plan benefits were based upon a participant's final average monthly compensation for the last 36 consecutive months of service, multiplied by the participant's years of credited service, reduced by the Social Security offset allowance as defined in the Plan. Compensation for this purpose included base salary plus incentive compensation (as set forth under "Annual Compensation" in the Summary Compensation Table with respect to the named executive officers). For 1998, the Code limited the annual maximum compensation that may be taken into account under the Plan to $160,000.

     Effective January 1, 1999, the Plan was amended to become a cash balance plan. Under the cash balance plan, a separate "account" is maintained for each employee participating in the Plan. Each participant's benefit accrued under the Plan as of December 31, 1998 was converted to a lump sum actuarial equivalent amount and became the participant's opening account balance. Each year, credits of from 5% to 11 1/2% of the participant's compensation for that year will be added to the participant's account. The definition of compensation under the cash balance plan is the same as under the final average pay formula and includes base salary plus incentive compensation. The pay credits vary depending upon the participant's years of credited service, as shown in the following schedule:

                 YEARS OF CREDITED SERVICE                      PAY CREDITS
                 -------------------------                      -----------
0-10........................................................        5.0%
11 to 15....................................................        6.5%
16 to 20....................................................        8.5%
21 to 30....................................................       10.0%
31 or more..................................................       11.5%

     Interest is credited to participants' accounts annually based on the annual rate of interest on 30-year Treasury securities, with a minimum interest rate of 4.1%. There is no offset under the cash balance plan for Social Security. At the time of normal or early retirement, the account value of the participant is converted into one of several available forms of lifetime annuities. The participant may also elect payment in the form of a lump sum.

     As of December 31, 1998, Messrs. Scully, Agnew, Parke, Rinella and Ross had 35, 19, 21, 30 and 26 years of credited service, respectively, under the Plan. The estimated annual benefit payable under the cash balance plan upon retirement at age 65 for each of Messrs. Scully, Agnew, Parke, Rinella and Ross is $216,535, $123,623, $123,978, $194,909 and $165,550, respectively, assuming an interest rate of 5.25%, current compensation levels remain unchanged and continuous employment until age 65.

     The Bank also maintains a nonqualified supplemental retirement plan (the "Supplemental Plan") which, prior to January 1, 1999, was intended to provide employees who were participants in the pension plan with benefits that were not available under the pension plan because such benefits would be in excess of the limitations on contributions and benefits imposed by the Code. The Supplemental Plan was also intended to provide a targeted level of retirement income to eligible participants.

     Effective December 31, 1998, the benefit formula under the Supplemental Plan was frozen. The accrued benefit of each eligible employee under the Supplemental Plan as of December 31, 1998 was converted to a single sum balance using the actuarial assumptions set forth in the pension plan as in effect on such date. The single sum amount was credited to an account in the name of each eligible participant. The account shall be adjusted upward or downward on a quarterly basis to reflect the investment return of the assets in which it is assumed to be invested, as selected by the participant from among various assumed investment alternatives established by the Board of Directors. Other than such investment return adjustments, no further contributions or other benefits will be credited to the participant's account after December 31, 1998. Payment of the balance in the participant's account shall be made in a single lump sum cash payment as soon as practicable following termination of employment with the Bank. The amount credited to the accounts of Messrs. Scully, Agnew, Parke, Rinella and Ross as of December 31, 1998 was $3,986,549, $2,623,632, $902,125, $739,203 and $785,035, respectively.

     The Bank maintains a grantor "rabbi" trust, the assets of which are subject to the Bank's general creditors, for purposes of accumulating funds with which to meet its obligations under the Supplemental Plan.

The Bank is in the process of contributing assets to the trust in an amount to satisfy the liabilities under the Supplemental Plan as of December 31, 1998. Although contributed assets may only be used to pay Supplemental Plan benefits (with certain exceptions), the benefits under the Supplemental Plan remain the obligation of the Bank.

     Death Benefit Plan. The Board of Directors has adopted a death benefit plan which will provide benefits to the beneficiaries of eligible executives, including the named executive officers, who die prior to termination of employment and before retirement. Generally, the plan provides for five years of payments to the beneficiary in an amount equal to 100% of the executive's annual base salary for the first year and 50% of executive's annual base salary in each of the following four years.

     Certain Transactions. Certain directors and executive officers of the Company and the Bank, as well as certain members of their families and certain business entities with which they or their families are affiliated, are borrowers from the Bank. All such loans, including bridge loans, were made in the ordinary course of business, did not involve more than the normal risk of collection or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unaffiliated persons. All loans to directors and executive officers must be approved by the Board of Directors.

     The Bank leases a warehouse facility from a limited partnership in which Mr. Paul C. Gearen, a director of the Company and the Bank, owns a general partner interest. The lease, which commenced in April 1983, expires on August 31, 1999 and provides for a monthly rental payment of $4,766.

              STOCK OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

     The following table sets forth information as of April 6, 1999 with respect to the shares of the Company's Common Stock beneficially owned by each director of the Company, each of the named executive officers and by all directors and executive officers of the Company as a group. Such individuals and certain of the Company's employee benefit plans beneficially own a total of 5,949,956 shares of the Company's Common Stock, or 14.3% of the Common Stock outstanding, including shares subject to options that will become exercisable within 60 days.

                                                               AMOUNT AND          PERCENT OF
                                                               NATURE OF           OUTSTANDING
                                                               BENEFICIAL            COMMON
             NAME AND POSITION WITH THE COMPANY               OWNERSHIP(A)            STOCK
             ----------------------------------               ------------         -----------
Joseph C. Scully
  Chairman of the Board, Chief Executive Officer and
  Director..................................................     650,102(b)           1.6%
Patrick J. Agnew
  President, Chief Operating Officer and Director...........     635,142(b)           1.5%
William A. Anderson
  Director..................................................      21,582              *
John W. Croghan
  Director..................................................     121,501              *
Alan J. Fredian
  Director..................................................      36,083              *
Paul C. Gearen
  Director..................................................      78,895              *
Kenneth J. James
  Director..................................................     132,222              *
Jean C. Murray, O.P
  Director..................................................      23,063(b)(c)        *
Anthony R. Pasquinelli
  Director..................................................     469,558              1.1%
John J. Viera
  Director..................................................      37,472              *
Robert N. Parke
  Senior Vice President.....................................     220,881              *
Thomas J. Rinella
  Senior Vice President.....................................     221,870              *
Donald G. Ross
  Senior Vice President.....................................     227,080              *
All directors and executive officers as a group (17
  persons)..................................................   3,422,245(b)(c)        8.2%

---------------
 *  Less than 1%

(a) In accordance with Rule 13d-3 under the 1934 Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if he or she has or shares voting power or investment power with respect to such shares, or has the right to acquire beneficial ownership at any time within 60 days from April 6, 1999. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. The table includes shares owned by spouses or other immediate family members or that are held in trust, as to which the persons named in the table possess shared voting and/or investment power as follows: Mr. Scully, 30,793 shares; Mr. Agnew, 73,358 shares; Dr. Fredian, 25,054 shares; Mr. Gearen, 3,375 shares; Mr. James, 123,161 shares; Mr. Pasquinelli, 279,155 shares; Mr. Viera, 14,522 shares; Mr. Parke, 77,932 shares; Mr. Rinella, 14,249 shares; Mr. Ross, 26,555 shares; and all directors and executive officers as a group, 671,868 shares. The table includes 13,968 shares and 46,468 shares as of April 6, 1999 held for the benefit of Mr. Scully and Mr. Agnew, respectively, under the St. Paul Federal Bank For Savings Deferred Compensation Trust. All other shares included in the table are held by persons who have sole voting and investment power over such shares. The table includes 1,712,069 shares of Common Stock subject to outstanding options which are exercisable within 60 days from April 6, 1999. The table also includes 425,482 shares as of December 31, 1998 allocated to executive officers' accounts under the Bank's 401(k) Profit Sharing Plan and the ESOP. Dr. Fredian, Dr. Murray and Messrs. Scully and Agnew are the trustees of the ESOP. The ESOP was terminated effective September 30, 1998 but shares continue to be held in the ESOP pending distribution to participants.

(b) Does not include 334,158 shares with respect to which the St. Paul Federal Bank For Savings Employees Pension Plan has sole voting and dispositive power. Dr. Fredian, Dr. Murray and Messrs. Scully and Agnew are the trustees of the Employees Pension Plan.

(c) Except as allotted to Messrs. Scully and Agnew as indicated above, does not include 68,992 shares with respect to which the St. Paul Federal Bank For Savings Deferred Compensation Trust has shared voting and dispositive power. Dr. Fredian and Dr. Murray are the trustees of the Deferred Compensation Trust.

     As of April 6, 1999, no persons are known by the Company to have filed a beneficial ownership report with the SEC with regard to 5% or more of the Company's outstanding Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the 1934 Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to officers, directors and greater than ten-percent beneficial owners were complied with during the fiscal year ended December 31, 1998, except on April 13, 1998, Paul C. Gearen, Director, filed an amended Form 3 ("Initial Statement of Beneficial Ownership of Securities") to correct the number of shares reported on February 28, 1997. The original report had understated the number of shares so held by 3,375 shares.

                              STOCKHOLDER PROPOSAL
                                  (PROPOSAL 2)

     Keefe Managers, Inc. ("Keefe"), 375 Park Avenue, New York, New York 10152, has given notice that it intends to present the proposal set forth below for consideration at the Annual Meeting. Keefe has informed the Company that it beneficially owns 428,200 shares of Common Stock. The Board of Directors of the Company is opposed to this proposal and urges shareholders to vote "Against" the proposal. To be approved, the proposal must receive the affirmative vote of a majority of the votes cast on the proposal.

PROPOSAL

     RESOLVED, that the shareholders of St. Paul Bancorp, Inc. ("St. Paul") believing that the value of their investment in St. Paul can be maximized through a sale or merger of St. Paul to or with an unaffiliated party, hereby request that the Board of Directors of St. Paul promptly take the necessary steps to effect such a sale or merger by (i) retaining a leading investment banking firm to solicit offers to acquire St. Paul, (ii) establishing a committee of independent non-management directors to recommend to the full Board for approval the best available offer to acquire St. Paul that is fair to, and in the best interests of, the shareholders of St. Paul, and (iii) requiring that any and all overtures (whether informal or formal) by any unaffiliated third parties received by St. Paul concerning such a possible sale or merger are to be reported to the full Board of Directors of St. Paul and that all such overtures should be explored in full and offers from any such persons should be solicited and not discouraged with a full report of such matters to be made to the shareholders of St. Paul.

SHAREHOLDER SUPPORTING STATEMENT

     The purpose of this proposal is to advise the Board of Directors of the shareholders' concerns regarding St. Paul's strategic direction and to express shareholders' desire to realize the full value of their holdings in St. Paul. After numerous conference calls and meetings with senior management, we conclude that St. Paul's current strategies are fraught with risk. Moreover, we believe that St. Paul's operating performance to date has been unacceptable to investors, and that any positive stock performance has been due primarily to takeover speculation. The proposal requests that directors of St. Paul take the necessary steps to effect a sale or merger of the company with a view to maximize shareholder value. It is our opinion that investors lack confidence that present management is prepared to adopt strategies that would bring the operating performance of the company to a satisfactory level within a reasonable time. Further, management's recent actions show no evidence that a strategy exists that will obtain this value. We believe that through a sale or merger, St. Paul's shareholders would likely receive a substantial premium over the company's market price. We believe that management's failure to actively pursue a sale or merger has been detrimental to shareholders. We further believe that, if such a sale or merger is not undertaken, existing management will continue in its current policies, which, in our opinion, will result in a continuation of poor relative returns and high risk for St. Paul shareholders. We urge you to vote for this resolution.

STATEMENT OF THE BOARD OF DIRECTORS OF THE COMPANY IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

     The Board of Directors of the Company recommends that you vote "AGAINST" this proposal for the following reasons:

     The Board of Directors of the Company is committed to maximizing value for shareholders and pursues the course of action that will, in the Board's judgment, best achieve that objective. As such, the Board, in consultation with its advisors, reviews on a regular basis strategic alternatives and opportunities available to the

Company in furtherance of maximizing shareholder value. To date, the Board's efforts to enhance shareholder value have focused on internal growth, strategic acquisitions, investment in technology, cost containment and capital management initiatives, including the Company's stock purchase program and dividend increases. As indicated in the performance graph set forth on page 15 of this Proxy Statement, during the period from January 1, 1994 through December 31, 1998, the Company's common stock produced a cumulative total return of over 300%, which exceeded the performance of the overall NASDAQ stock market and was comparable to that of its peer group.

     The Board regularly seeks to enhance shareholder value through acquisitions which are complementary to the Company's business. During 1998, the Company completed two significant transactions to enhance growth and increase profitability. In July 1998, the Company completed the acquisition of Beverly Bancorporation, a commercial bank. The addition of Beverly's 12 branches resulted in a 34% increase in the number of the Company's full-service branches and has enabled the Company to expand its geographical reach into Chicago's South and Southwest suburbs. The combined institution now has more than $6 billion in assets, over 60 branches and more than 550 ATMs. The Beverly acquisition has allowed the Company to offer business banking products and trust services in addition to its existing products. In early 1998, the Company acquired the operations of Serve Corps Mortgage, a mortgage brokerage firm, to improve the Company's single family mortgage origination capability and to achieve additional fee income. The Board of Directors believes that both of these transactions afford the Company with significant opportunities for continued growth and enhanced profitability.

     In August 1998, the Company initiated a cost reduction plan focused on reducing the Company's fixed cost structure. Key aspects of this plan include implementation of an early retirement program, modifications to the Company's compensation and benefit plans, the termination of the Company's employee stock ownership plan, and changes to the Company's pension plans. Implementation of this program, coupled with synergies from the Beverly acquisition, has enabled the Company to reduce personnel by approximately 215 persons and cut compensation, benefits and other expenses by approximately $14 million annually.

     The Company also made the commitment to replace and upgrade much of the computer software and hardware used through the Bank. The entire core operating system of the Bank has been replaced with the EDS/Miser system. The teller platform, loan servicing system and the voice response unit, which supports telephone banking services, have also been upgraded. The new technology infrastructure will enhance the Company's competitive position, allowing it to adapt more quickly to future innovation, assimilate acquisitions more quickly and incorporate future products more efficiently.

     The Company's capital management initiatives are another significant aspect of the Board's continuing efforts to enhance shareholder value. The Company's ability to generate above average returns has been impacted by its relatively high ratio of equity to assets. The Company has been successful in reducing this ratio from 9.31% at December 31, 1997 to the current level of 8.45%. The Board is actively working to further improve the Company's capital position both through share repurchases and, if available, acquisitions. The Board, in January 1999, authorized the repurchase of up to 2 million shares (or approximately 5% of the Company's outstanding common stock). The program, with a six-month term subject to renewal, has already resulted in the repurchase of 1,022,000 shares of common stock in the open market as of March 31, 1999. Also in January of this year, the Board increased by 33% the quarterly cash dividend, boosting the quarterly payment from $.15 to $.20 per share.

     The Board and management of St. Paul, after consultation with its advisors, believe that the best method to maximize value for shareholders is to continue to pursue its business plan with a goal of achieving a return on equity of 15% by the fourth quarter of 2000, subject to market conditions and any non-recurring costs of the Company's data processing conversion.

     In addition to implementing its own initiatives, the Board remains open and welcomes viable suggestions from all of the Company's shareholders to further enhance shareholder value. However, the Board does not believe that placing a "for sale" sign on the Company is in the best long-term interest of shareholders.

     The Board believes that the intent of the Proposal is to force the Board to sell the Company to a third party as soon as possible. The Board is committed to considering all options available to the Company for enhancing shareholder value, including through potential merger and/or other business combination transactions. The Board and Management recognize that the banking industry is in the process of undergoing tremendous change and will remain attuned to the marketplace to make sure the Company's shareholders benefit fully from the best opportunities for growth in shareholder values the future will provide. The Board will responsibly review any offer for a combination with the Company and exercise its business judgment to determine whether to accept such an offer. However, the Board does not believe that putting the Company on the "auction block", without reviewing all alternatives, is likely to result in maximizing shareholder value.

     The Board believes strongly that adoption of the Proposal is not in the best long-term interest of shareholders. In the Board's opinion, Keefe Managers, Inc., the proponent of the Proposal, is pursuing a short-term agenda, without regard to the long-term interests of the Company or the other shareholders, which will not maximize shareholder value. While we recognize that the Proposal only requests certain action by the Board and does not obligate the Board to take any action, an announcement that the Proposal has been adopted could severely damage the Company's long-term relationships with its customers. Moreover, the Company may have difficulty retaining employees and attracting new employees if the Proposal is adopted. This could adversely impact the Company's ability to effectively compete in the short-and-long term, resulting in a possible decline in revenues and a corresponding decline in shareholder value. Moreover, Keefe's actions have already resulted in the Company incurring expenses and diverting resources that could have been put to better use.

     The Board is dedicated to maximizing value for all shareholders. We believe the Company is well positioned to deliver exceptional shareholder value.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "AGAINST" ADOPTION OF THIS PROPOSAL.

                              INDEPENDENT AUDITORS

     The Board of Directors has appointed the firm of Ernst & Young LLP to continue as independent auditors for the Company for the year ending December 31, 1999. Ernst & Young LLP was appointed as the independent auditors of St. Paul Federal in 1981 and has performed audits for the Bank for the years since then. Ernst & Young LLP has also served as the independent auditors of the Company since its organization as the holding company of St. Paul Federal. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS
             TO BE PRESENTED AT 2000 ANNUAL MEETING OF SHAREHOLDERS

     Any proposal intended to be presented by any shareholder for action at the 2000 annual meeting of shareholders of the Company must be received by the Secretary of the Company at 6700 West North Avenue, Chicago, Illinois 60707 not later than December 18, 1999 in order for the proposal to be considered for inclusion in the proxy statement and proxy relating to the 2000 annual meeting. In addition, the Company's Bylaws require that notice of shareholder proposals and nominations for director be delivered to, or mailed to and received at, the principal executive offices of the Company not less than 30 days nor more than 90 days prior to the date of an annual meeting, unless notice or public disclosure of the date of the meeting occurs less than 45 days prior to the date of such meeting, in which event, shareholders may deliver such notice not later than the 15th day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made. The date of the 2000 annual meeting has not yet been established. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2000 annual meeting any shareholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

                            SOLICITATION OF PROXIES

     The cost of soliciting proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, the Company and St. Paul Federal, through their directors, officers and employees (none of whom will receive additional compensation for such solicitations), may also solicit proxies personally or by telephone, telecommunications or other electronic means. The Company also will request persons, firms and corporations holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in doing so. The Company also has retained D.F. King & Co., Inc. ("D.F. King") to provide advisory and solicitation services at a fee of between $30,000 and $200,000, depending on the services required, plus reimbursement of out-of-pocket expenses. The Company also has agreed to indemnify D.F. King against certain liabilities including liabilities under the federal securities laws.

                                 OTHER MATTERS

     As of the date of this proxy statement, the Board of Directors of the Company does not know of any other matters to be presented for action by the shareholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.
                                          By Order of the Board of Directors,

                                          /s/ JOSEPH C. SCULLY
                                              -----------------------------
                                              Joseph C. Scully
                                              Chairman of the Board and
                                               Chief Executive Officer

Chicago, Illinois
April 15, 1999

                                 --IMPORTANT--

     YOUR VOTE IS IMPORTANT. PLEASE TAKE A MOMENT TO SIGN, DATE AND MAIL YOUR PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THANK YOU FOR YOUR PROMPT COOPERATION.

================================================================================

                               TABLE OF CONTENTS

                  ITEM                     PAGE
                  ----                     ----
Voting and Revocability of Proxies.......     1
Election of Directors....................     2
Executive Compensation...................     8
Stock Owned by Management and Principal
  Shareholders...........................    21
Stockholder Proposal.....................    23
Independent Auditors.....................    25
Deadline for Submission of Shareholder
  Proposals to be Presented at 2000
  Annual Meeting of Shareholders.........    26
Solicitation of Proxies..................    26
Other Matters............................    27

================================================================================


================================================================================
                         ST.PAUL BANCORP LOGO
                    -------------------------------
                           PROXY STATEMENT
                    -------------------------------
                            APRIL 15, 1999
================================================================================

                          [ST. PAUL BANCORP INC. LOGO]

              The officers and directors of St. Paul Bancorp, Inc.

                         cordially invite you to attend

                       the Annual Meeting of Shareholders

                      Wednesday, May 26, 1999 at 10:00 a.m.

                               Drury Lane Oakbrook

                   100 Drury Lane, Oakbrook Terrace, Illinois

                                Joseph C. Scully

                      Chairman and Chief Executive Officer

         PLEASE BRING THIS CARD TO THE MEETING AS YOUR ADMISSION TICKET.

Directions to Drury Lane Oakbrook on reverse.

                                   DETACH HERE

                             ST. PAUL BANCORP, INC.

        VOTING AUTHORIZATION TO THE TRUSTEES OF THE PLANS SPECIFIED BELOW

         The trustees of the St. Paul Federal Bank For Savings Employee Stock Ownership Plan and Trust (the "ESOP") and the St. Paul Federal Bank For Savings Profit Sharing & Savings Plan (the "Savings Plan"), respectively, are hereby authorized to represent and vote as designated on the reverse side the shares of the undersigned held under the ESOP and the Savings Plan, at the annual meeting of shareholders to be held at 10:00 a.m. on May 26, 1999, at the Drury Lane Oakbrook, 100 Drury Lane, Oakbrook Terrace, Illinois 60181, and at any adjournments thereof.

         IF A VOTE IS NOT SPECIFIED ON THE REVERSE SIDE, THE TRUSTEES WILL NOT VOTE THE SHARES OF THE UNDERSIGNED HELD UNDER THE ESOP OR THE SAVINGS PLAN. YOU MUST MARK YOUR CARD FOR YOUR VOTE TO COUNT.

         (CONTINUED AND TO BE MARKED, SIGNED AND DATED ON REVERSE SIDE)
SEE REVERSE SIDE                                                SEE REVERSE SIDE

                        DIRECTIONS TO DRURY LANE OAKBROOK

When approaching Drury Lane Oakbrook:

         From the North or South on Route 83 (Kingery), exit at Roosevelt Road
         (38) East and follow GREEN sign to DRURY LANE.

         From the East or West on Roosevelt Road, exit Route 83 (Kingery) South to Roosevelt Road (38) East and follow GREEN sign to DRURY LANE.

         From Downtown Chicago and the Loop, take Eisenhower Expressway (I-290) West to Roosevelt Road (38) West. Proceed to 83 (Kingery) South, exit 83 South at Roosevelt Road (38) East and follow GREEN sign to DRURY LANE.

         From the West on I-88, exit at Midwest Road, proceed north to Butterfield Road (56), turn right onto Butterfield Road, exit Roosevelt Road (38) East to DRURY LANE.

         From I-294 (Tri-State), take I-88 West to Aurora, exit at Cermak Road (22nd Street), make no turns and proceed north on Spring Road 3/4 of a mile to DRURY LANE.

         DRURY LANE OAKBROOK, 100 DRURY LANE, OAKBROOK TERRACE, ILLINOIS Located next door to the 31-Story Oakbrook Terrace Tower

                                   DETACH HERE

  [X]    PLEASE MARK
         VOTES AS IN
         THIS EXAMPLE.

         IF YOU RECEIVE MORE THAN ONE CARD, PLEASE SIGN AND MAIL ALL CARDS.

--------------------------------------------------------------------------------

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1

--------------------------------------------------------------------------------

1.       Election of each of three directors for a three-year term.

         NOMINEES: JOHN W. CROGHAN, KENNETH J. JAMES AND ANTHONY R. PASQUINELLI

              FOR ALL NOMINEES            WITHHELD FROM ALL NOMINEES          MARK HERE
                                                                              IF YOU PLAN          [  ]
                   [  ]                              [  ]                     TO ATTEND
                                                                              THE MEETING

         For, except vote withheld from the following nominee(s):
                                                                              MARK HERE
         [  ]                                                                 FOR ADDRESS          [  ]
             ---------------------------                                      CHANGE AND
                                                                              NOTE AT LEFT

--------------------------------------------------------------------------------

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 2

--------------------------------------------------------------------------------



    2. Adoption of the stockholder proposal.

                 FOR                      AGAINST                   ABSTAIN

                 [  ]                      [  ]                      [  ]


         EACH TRUSTEE IS AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENTS THEREOF, IN ACCORDANCE WITH THE DETERMINATION OF A MAJORITY OF THE COMPANY'S BOARD OF DIRECTORS.

         PLEASE DATE AND SIGN EXACTLY AS NAME APPEARS HEREIN. EACH EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ATTORNEY-IN-FACT AND OTHER FIDUCIARY SHOULD SIGN AND INDICATE HIS OR HER FULL TITLE.

   SIGNATURE:_______________  DATE:_______  SIGNATURE:_______________  DATE: _______

                          [ST. PAUL BANCORP INC. LOGO]

              The officers and directors of St. Paul Bancorp, Inc.

                         cordially invite you to attend

                       the Annual Meeting of Shareholders

                      Wednesday, May 26, 1999 at 10:00 a.m.

                               Drury Lane Oakbrook

                   100 Drury Lane, Oakbrook Terrace, Illinois

                                Joseph C. Scully

                      Chairman and Chief Executive Officer

         PLEASE BRING THIS CARD TO THE MEETING AS YOUR ADMISSION TICKET.

Directions to Drury Lane Oakbrook on reverse.

                                   DETACH HERE

REVOCABLE PROXY              ST. PAUL BANCORP, INC.           REVOCABLE PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned shareholder of St. Paul Bancorp, Inc. (the "Company") hereby appoints Joseph C. Scully and Patrick J. Agnew, or either of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the annual meeting of shareholders to be held at 10:00 a.m. on May 26, 1999, at the Drury Lane Oakbrook, 100 Drury Lane, Oakbrook Terrace, Illinois 60181, and at any adjournments thereof, upon the following matters. The undersigned shareholder hereby revokes any proxy or proxies heretofore given.

         THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, AGAINST PROPOSAL 2 AND IN ACCORDANCE WITH THE DETERMINATION OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS. THE UNDERSIGNED SHAREHOLDER MAY REVOKE THIS PROXY AT ANY TIME BEFORE IT IS VOTED BY DELIVERING TO THE SECRETARY OF THE COMPANY EITHER A WRITTEN REVOCATION OF THE PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY APPEARING AT THE ANNUAL MEETING AND VOTING IN PERSON. THE UNDERSIGNED SHAREHOLDER HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

         (CONTINUED AND TO BE MARKED, SIGNED AND DATED ON REVERSE SIDE)
SEE REVERSE SIDE                                                SEE REVERSE SIDE

                        DIRECTIONS TO DRURY LANE OAKBROOK

When approaching Drury Lane Oakbrook:

         From the North or South on Route 83 (Kingery), exit at Roosevelt Road
         (38) East and follow GREEN sign to DRURY LANE.

         From the East or West on Roosevelt Road, exit Route 83 (Kingery) South to Roosevelt Road (38) East and follow GREEN sign to DRURY LANE.

         From Downtown Chicago and the Loop, take Eisenhower Expressway (I-290) West to Roosevelt Road (38) West. Proceed to 83 (Kingery) South, exit 83 South at Roosevelt Road (38) East and follow GREEN sign to DRURY LANE.

         From the West on I-88, exit at Midwest Road, proceed north to Butterfield Road (56), turn right onto Butterfield Road, exit Roosevelt Road (38) East to DRURY LANE.

         From I-294 (Tri-State), take I-88 West to Aurora, exit at Cermak Road (22nd Street), make no turns and proceed north on Spring Road 3/4 of a mile to DRURY LANE.

         DRURY LANE OAKBROOK, 100 DRURY LANE, OAKBROOK TERRACE, ILLINOIS Located next door to the 31-Story Oakbrook Terrace Tower

                                   DETACH HERE

  [X]    PLEASE MARK
         VOTES AS IN
         THIS EXAMPLE.

         IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE SIGN AND MAIL ALL
         CARDS.

--------------------------------------------------------------------------------

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1

--------------------------------------------------------------------------------

1.       Election of each of three directors for a three-year term.

         NOMINEES: JOHN W. CROGHAN, KENNETH J. JAMES AND ANTHONY R. PASQUINELLI

              FOR ALL NOMINEES            WITHHELD FROM ALL NOMINEES          MARK HERE
                                                                              IF YOU PLAN          [  ]
                   [  ]                              [  ]                     TO ATTEND
                                                                              THE MEETING

         For, except vote withheld from the following nominee(s):
                                                                              MARK HERE
         [  ]                                                                 FOR ADDRESS          [  ]
             ---------------------------                                      CHANGE AND
                                                                              NOTE AT LEFT

--------------------------------------------------------------------------------

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 2

--------------------------------------------------------------------------------


2. Adoption of the stockholder proposal.

                  FOR                  AGAINST              ABSTAIN

                  [  ]                  [  ]                  [  ]


         THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENTS THEREOF, IN ACCORDANCE WITH THE DETERMINATION OF A MAJORITY OF THE COMPANY'S BOARD OF DIRECTORS.

PLEASE SIGN AND DATE EXACTLY AS NAME APPEARS HEREIN. EACH EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ATTORNEY-IN-FACT AND OTHER FIDUCIARY SHOULD SIGN AND INDICATE HIS OR HER FULL TITLE. WHEN STOCK HAS BEEN ISSUED IN THE NAME OF TWO OR MORE PERSONS, ALL SHOULD SIGN.


SIGNATURE:___________________  DATE:________  SIGNATURE:__________________  DATE: ________